GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044 Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
REPORTS SALES AND EARNINGS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2014

- Company Generates Record Sales of $4.0 Billion -

- Earnings Per Share of $1.24 Up 11% -

Atlanta, Georgia, October 20, 2014 — Genuine Parts Company (NYSE: GPC) reports sales and earnings for the third quarter and nine months ended September 30, 2014.

Thomas C. Gallagher, Chairman and Chief Executive Officer, announced today that record sales totaling $4.0 billion were up 8% compared to the third quarter of 2013. Net income for the quarter was $190.5 million compared to $173.7 million recorded in the same period of the previous year. Earnings per share on a diluted basis were $1.24 compared to $1.12 for the third quarter last year, up 11%.

For the nine months ended September 30, 2014, sales totaled $11.5 billion, up 9% compared to the same period in 2013. Net income for the nine months was $545.7 million compared to $534.5 million recorded in the previous year. Earnings per share on a diluted basis were $3.53 compared to $3.43 for the same period last year.

As previously disclosed, in association with the April 1, 2013 acquisition of GPC Asia Pacific, the Company’s initial investment was remeasured and, net of certain one-time purchase accounting costs, amounted to a pre-tax income adjustment of approximately $36 million, or $0.22 diluted earnings per share, in the second quarter of 2013. Additionally, a pre-tax expense adjustment of $3 million, or $0.01 diluted earnings per share, was recorded in the third quarter of 2013.

Before the one-time adjustment in 2013, net income for the nine months of $545.7 million was up 9% compared to the previous year. Earnings per share on a diluted basis of $3.53 were up 10% compared to the same period in 2013 excluding the adjustment.

In review of the third quarter, Mr. Gallagher commented, “We are pleased to report another quarter of record sales as well as a solid 10% comparative earnings increase. Our 8% total sales increase includes approximately 5.4% underlying sales growth and a 3.3% contribution from acquisitions offset by a currency headwind of approximately 0.5%. Our overall sales growth was also supported by increases in each of our four business segments, with sales for the Automotive Group up 4%, which essentially represents our core automotive growth for the quarter. Sales at Motion Industries, our Industrial Group, were up 10% including 8% underlying growth and 3% from acquisitions offset by a currency headwind of approximately 1%. Sales at EIS, our Electrical/Electronic Group, increased by 35% due to acquisitions.  Sales for S. P. Richards, our Office Products Group, were up 15% and include 8% underlying growth and 7% from acquisitions.”

Mr. Gallagher concluded, “In the third quarter, we achieved sales and earnings growth, produced operating margin improvement, generated solid cash flows and maintained a strong balance sheet. These are important and ongoing core objectives for us and the Company is well positioned to show continued improvement in these areas in the periods ahead.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-331-5106, conference ID 12374803. A replay of the call will also be available on the Company’s website or at 855-859-2056, conference ID 12374803, after the completion of the conference call until 12:00 a.m. Eastern time on November 3, 2014.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, slowing demand for the Company’s products, changes in general economic conditions, including, unemployment, inflation or deflation, high energy costs, uncertain credit markets and other macro-economic conditions, the ability to maintain favorable vendor arrangements and relationships, disruptions in our vendors’ operations, competitive product, service and pricing pressures, the Company’s ability to successfully implement its business initiatives in each of its four business segments, the Company’s ability to successfully integrate its acquired businesses, the uncertainties and costs of litigation, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2013 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
	(Unaudited)
	(in thousands, except per share data)
Net sales	$3,985,909	$3,685,243	$11,519,193	$10,560,042
Cost of goods sold	2,802,487	2,584,320	8,071,973	7,432,263

Gross profit	1,183,422	1,100,923	3,447,220	3,127,779
Operating expenses:
Selling, administrative & other expenses	850,156	793,957	2,486,162	2,221,096
Depreciation and amortization	34,983	35,220	108,623	98,072

	885,139	829,177	2,594,785	2,319,168
Income before income taxes	298,283	271,746	852,435	808,611
Income taxes	107,767	98,000	306,708	274,119

Net income	$190,516	$173,746	$545,727	$534,492

Basic net income per common share	$1.25	$1.12	$3.56	$3.45
Diluted net income per common share	$1.24	$1.12	$3.53	$3.43
Weighted average common shares outstanding	153,018	154,567	153,401	154,835
Dilutive effect of stock options and
non-vested restricted stock awards	1,080	1,096	1,062	1,082

Weighted average common shares outstanding –
assuming dilution	154,098	155,663	154,463	155,917

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
	(Unaudited)
	(in thousands)
Net sales:
Automotive	$2,099,518	$2,016,076	$6,108,429	$5,572,415
Industrial	1,220,539	1,110,309	3,573,048	3,344,421
Office Products	496,572	430,457	1,333,455	1,252,857
Electrical/Electronic Materials	193,321	142,818	561,686	424,973
Other (1)	(24,041)	(14,417)	(57,425)	(34,624)

Total net sales	$3,985,909	$3,685,243	$11,519,193	$10,560,042

Operating profit:
Automotive	$193,258	$180,166	$550,051	$487,591
Industrial	95,262	79,596	273,740	247,382
Office Products	33,318	28,094	98,447	91,054
Electrical/Electronic Materials	17,766	12,625	49,758	35,297

Total operating profit	339,604	300,481	971,996	861,324
Interest expense, net	(6,283)	(7,031)	(18,713)	(18,236)
Intangible amortization	(8,947)	(7,726)	(26,321)	(20,487)
Other, net	(26,091)	(13,978)	(74,527)	(13,990)

Income before income taxes	$298,283	$271,746	$852,435	$808,611

Capital expenditures	$33,862	$33,338	$73,785	$84,146

Depreciation and amortization	$34,983	$35,220	$108,623	$98,072

(1) Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 30,	Sept. 30,
	2014	2013
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$135,537	$320,870
Trade accounts receivable, net	1,976,056	1,759,517
Merchandise inventories, net	3,014,102	2,832,108
Prepaid expenses and other current assets	459,682	382,980

TOTAL CURRENT ASSETS	5,585,377	5,295,475
Goodwill and other intangible assets, less accumulated amortization	1,444,356	1,280,182
Deferred tax assets	90,539	257,571
Other assets	558,932	462,172
Net property, plant and equipment	662,253	648,503

TOTAL ASSETS	$8,341,457	$7,943,903

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	$2,549,193	$2,213,190
Current portion of debt	335,394	583,896
Income taxes payable	24,481	19,176
Dividends payable	87,906	82,982
Other current liabilities	638,808	554,850

TOTAL CURRENT LIABILITIES	3,635,782	3,454,094
Long-term debt	500,000	250,000
Retirement and other post-retirement benefit liabilities	135,407	481,333
Deferred tax liabilities	79,690	90,584
Other long-term liabilities	482,430	514,717
Common stock	152,857	154,357
Retained earnings and other	3,791,172	3,570,356
Accumulated other comprehensive loss	(446,854)	(581,652)

TOTAL PARENT EQUITY	3,497,175	3,143,061
Noncontrolling interests in subsidiaries	10,973	10,114

TOTAL EQUITY	3,508,148	3,153,175

TOTAL LIABILITIES AND EQUITY	$8,341,457	$7,943,903

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended Sept. 30,
	2014	2013
	(Unaudited)
	(in thousands)
OPERATING ACTIVITIES:
Net income	$545,727	$534,492
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,623	98,072
Share-based compensation	12,641	8,932
Excess tax benefits from share-based compensation	(7,269)	(12,020)
Other	1,267	(50,608)
Changes in operating assets and liabilities	(71,666)	258,617

NET CASH PROVIDED BY OPERATING ACTIVITIES	589,323	837,485
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(73,785)	(84,146)
Acquisitions and other investing activities	(275,295)	(614,109)

NET CASH USED IN INVESTING ACTIVITIES	(349,080)	(698,255)
FINANCING ACTIVITIES:
Proceeds from debt	2,032,550	2,094,550
Payments on debt	(1,974,581)	(1,990,204)
Share-based awards exercised, net of taxes paid	(8,266)	(14,313)
Excess tax benefits from share-based compensation	7,269	12,020
Dividends paid	(259,365)	(243,262)
Purchase of stock	(95,546)	(71,738)

NET CASH USED IN FINANCING ACTIVITIES	(297,939)	(212,947)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(3,660)	(8,508)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(61,356)	(82,225)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	196,893	403,095

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$135,537	$320,870